Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2024 SECOND QUARTER RESULTS

•
Q2 2024 GAAP diluted EPS of $0.60 compared to Q2 2023 GAAP diluted EPS of $0.50.
•
Q2 2024 adjusted diluted EPS of $0.60, compared to Q2 2023 adjusted diluted EPS of $0.50.
•
Q2 2024 Sales were $500 million, an increase of 10.1% over Q2 2023 sales of $454 million (10.5% increase in constant currency).
•
Full year 2024 guidance revised.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2024	2023	% Change	2024	2023	% Change

Net Sales	$500.4	$454.3	10.1%	$972.7	$912.0	6.7%
Net sales change in constant currency			10.5%			6.7%
Operating Income	71.8	61.3	17.1%	124.7	124.1	0.5%
Net Income	50.0	42.5	17.6%	86.5	85.2	1.5%
Diluted net income per common share	$0.60	$0.50	20.0%	$1.03	$1.00	3.0%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$72.0	$61.8	16.5%	$126.1	$124.8	1.0%
As a % of sales	14.4%	13.6%		13.0%	13.7%
Adjusted Net Income	50.2	42.8	17.3%	87.6	85.7	2.2%
Adjusted diluted net income per share	$0.60	$0.50	20.0%	$1.04	$1.00	4.0%

STAMFORD, Conn. July 18, 2024 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2024 results including net sales of $500 million and adjusted diluted EPS of $0.60 per share.

CEO and President Tom Gentile said, “Our Hexcel team delivered a solid financial performance in the second quarter with strong overall revenue growth that drove continued recovery in margins. We are well-positioned and ready to support our customers’ rate increases and remain excited about the medium-term outlook and opportunity. In the near term, aircraft delivery levels and public comments by our customers on production plans warrant a more cautious stance, which we are reflecting in our revised 2024 guidance. We remain strongly positioned for growth with available plant capacity, and we continue employee training and operational optimization for the production ramp ahead. Reflecting our continued confidence in Hexcel’s future, we repurchased another $100 million of Hexcel common stock during the second quarter, bringing the total 2024 share repurchases to $200 million.”

Mr. Gentile continued, “Since joining Hexcel earlier this year, I have had the chance to visit more than half of our manufacturing sites, which has accelerated my learning about our products and capabilities. Hexcel’s broad portfolio of lightweight materials is helping current programs reduce carbon emissions and suppress noise, and our R&T team is advancing technologies that will help next generation products drive more efficient and sustainable aviation."

Markets

Sales in the second quarter of 2024 were $500.4 million compared to $454.3 million in the second quarter of 2023.

Commercial Aerospace

•
Commercial Aerospace sales of $320.7 million for the second quarter of 2024 increased 21.3% (21.6% in constant currency) compared to the second quarter of 2023. Both widebody and narrowbody sales increased by double digit percentages. Other Commercial Aerospace increased 15.4% for the second quarter of 2024 compared to the second quarter of 2023 with growth in business jets and regional jets.

Space & Defense

•
Space & Defense sales of $138.9 million in the second quarter of 2024 increased 1.0% (1.4% in constant currency) for the quarter as compared to the second quarter of 2023. Military helicopters were strong globally including the CH-53K and Apache, partially offset by declining V-22 sales as the program winds down.

Industrial

•
Total Industrial sales of $40.8 million in the second quarter of 2024 decreased 22.3% (21.8% in constant currency) compared to the second quarter of 2023. Growth in Automotive was more than offset by declines in other sub-markets. The focus will continue to be high end premium industrial segments that utilize carbon fiber.

Consolidated Operations

Gross margin for the second quarter of 2024 was 25.3% compared to 24.4% in the second quarter of 2023 as higher sales drove favorable cost leverage. As a percentage of sales, selling, general and administrative expenses for the second quarter of 2024 were 8.0% compared to 7.9% for the second quarter of 2023. R&T expenses as a percentage of sales were 2.9% in the second quarter of 2024 compared to 2.9% in Q2 2023. Adjusted operating income in the second quarter of 2024 was $72.0 million or 14.4% of sales, compared to $61.8 million, or 13.6% of sales in the second quarter of 2023. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 40 basis points in the second quarter of 2024 compared to the second quarter of 2023.

Year-to-Date 2024 Results

Sales for the first six months of 2024 were $972.7 million compared to $912.0 million, a 6.7% increase from the same period in 2023.

Commercial Aerospace (64% of YTD sales)

•
Commercial Aerospace sales of $620.0 million increased 13.0% (13.1% in constant currency) for the first six months of 2024 compared to the first six months of 2023 led by growth in widebodies. Other Commercial Aerospace increased 4.1% for the first six months of 2024 compared to the same period in 2023 reflecting growth in regional jets and turboprops.

Space & Defense (28% of YTD sales)

•
Space & Defense sales of $278.0 million increased 5.4% (5.5% in constant currency) for the first six months of 2024 as compared to the first six months of 2023. Growth was led by F-35 and a number of military helicopter programs, both domestic and international, partially offset by significantly lower V-22 sales.

Industrial (8% of YTD sales)

•
Total Industrial sales of $74.7 million in the first six months of 2024 decreased 24.9% (25.0% in constant currency) compared to the first six months of 2023 due to declines in all sub-markets.

Consolidated Operations

Gross margin for the first six months of 2024 was 25.2% compared to 26.2% in the prior year period. The first quarter of 2023 benefited from particularly favorable cost absorption and sales mix. As a percentage of sales, selling, general and administrative expenses for the first six months of 2024 were 9.1% compared to 9.5% for the first six months of 2023. R&T expenses as a percentage of sales were 3.1% in the first six months of 2024 compared to 3.0% in the first half of 2023. Adjusted operating income for the first six months of 2024 was $126.1 million or 13.0% of sales, compared to $124.8 million or 13.7% of sales in 2023. Other operating expense for the first six months of 2024 and 2023 included restructuring costs. The impact of exchange rates on operating income as a percent of sales was favorable by approximately 30 basis points in the first six months of 2024 compared to the first six months of 2023.

Cash and other

•
Net cash provided by operating activities in the first six months of 2024 was $37.2 million, compared to $30.1 million for the first six months of 2023. Working capital was a cash use of $118.3 million for the first six months of 2024 and a use of $113.9 million for the comparable period in 2023. Capital expenditures on a cash basis were $51.6 million for the first six months of 2024. For the first six months of 2023, capital expenditures on a cash basis were $74.8 million, including approximately $38 million for the purchase of the land and building at the Hexcel Amesbury, Massachusetts facility. Free cash flow was ($14.4) million in the first six months of 2024 compared to ($44.7) million in the first six months of 2023. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $41.1 million and $70.5 million for the first six months of 2024 and 2023, respectively.
•
The Company used $101.1 million to repurchase shares of its common stock during the second quarter of 2024 and $201.8 million during the first six months of 2024. The aggregate remaining authorization under the share repurchase program as of June 30, 2024 was $285.3 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.15 per share payable to stockholders of record as of August 2, 2024, with a payment date of August 9, 2024.

2024 Guidance

•
Sales of $1.90 billion to $1.98 billion (previously $1.925 billion to $2.025 billion)
•
Adjusted diluted earnings per share of $2.02 to $2.18 (previously $2.10 - $2.30)
•
Free cash flow around $200 million (previously greater than $200 million)
•
Capital expenditures less than $100 million (unchanged)
•
Effective tax rate of 22.0%. (unchanged)

Market-Specific Sales Outlook (unchanged)

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Commercial Aerospace: Up low double-digits to mid-teens (previously up mid-teens)
•
Space & Defense: Up mid-single digits (no change)

•
Industrial: Down low double-digits (previously up low to mid-single digits)

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Hexcel will host a conference call at 10:00 a.m. ET, on July 18, 2024 to discuss second quarter 2024 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/579495300. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight, energy generation, transportation, and recreation through excellence in providing innovative high-performance material solutions that are lighter, stronger and tougher, helping to create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX or Boeing 787 on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including, our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2024 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX or the Boeing 787; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions and inflation; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, such as sanctions; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2024	2023	2024	2023
Net sales	$500.4	$454.3	$972.7	$912.0
Cost of sales	373.8	343.5	727.9	673.5
Gross margin	126.6	110.8	244.8	238.5
% Gross Margin	25.3%	24.4%	25.2%	26.2%

Selling, general and administrative expenses	39.9	35.7	88.9	86.5
Research and technology expenses	14.7	13.3	29.8	27.2
Other operating expense	0.2	0.5	1.4	0.7
Operating income	71.8	61.3	124.7	124.1
Interest expense, net	8.1	9.2	14.6	18.6
Income before income taxes, and equity in earnings of affiliated companies	63.7	52.1	110.1	105.5
Income tax expense	13.7	11.5	23.6	23.2
Income before equity in earnings of affiliated companies	50.0	40.6	86.5	82.3
Equity in earnings from affiliated companies	-	1.9	-	2.9
Net income	$50.0	$42.5	$86.5	$85.2

Basic net income per common share:	$0.61	$0.50	$1.04	$1.01

Diluted net income per common share:	$0.60	$0.50	$1.03	$1.00

Weighted-average common shares:
Basic	82.5	84.7	83.2	84.6
Diluted	83.2	85.6	84.0	85.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2024	2023
Assets
Cash and cash equivalents	$75.4	$227.0
Accounts receivable, net	283.1	234.7
Inventories, net	351.5	334.4
Contract assets	34.5	25.1
Prepaid expenses and other current assets	63.1	43.0
Total current assets	807.6	864.2

Property, plant and equipment	3,211.8	3,195.5
Less accumulated depreciation	(1,563.1)	(1,516.8)
Net property, plant and equipment	1,648.7	1,678.7

Goodwill and other intangible assets, net	246.8	251.3
Investments in affiliated companies	5.0	5.0
Other assets	119.5	119.3
Total assets	$2,827.6	$2,918.5

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.1
Accounts payable	124.8	159.1
Accrued compensation and benefits	80.2	75.7
Accrued liabilities	88.6	81.0
Total current liabilities	293.7	315.9

Long-term debt	794.9	699.4
Retirement obligations	31.1	42.6
Other non-current liabilities	136.7	144.1
Total liabilities	$1,256.4	$1,202.0

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 111.4 shares issued at June 30, 2024 and 110.8 shares issued at December 31, 2023	$1.1	$1.1
Additional paid-in capital	959.6	936.8
Retained earnings	2,230.2	2,168.7
Accumulated other comprehensive loss	(91.3)	(74.1)
	3,099.6	3,032.5

Less – Treasury stock, at cost, 29.7 shares at June 30, 2024 and 26.7 shares at December 31, 2023	(1,528.4)	(1,316.0)
Total stockholders' equity	1,571.2	1,716.5
Total liabilities and stockholders' equity	$2,827.6	$2,918.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2024	2023

Cash flows from operating activities
Net income	$86.5	$85.2
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	62.0	61.7
Amortization related to financing	0.2	0.4
Deferred income taxes	(3.0)	(6.7)
Equity in earnings from affiliated companies	-	(2.9)
Stock-based compensation	16.4	15.7
Restructuring expenses, net of payments	0.2	(3.6)
Impairment of assets	-	1.7

Changes in assets and liabilities:
Increase in accounts receivable	(50.4)	(33.9)
Increase in inventories	(21.8)	(36.8)
Increase in prepaid expenses and other current assets	(28.2)	(7.3)
Decrease in accounts payable/accrued liabilities	(17.9)	(35.9)
Other - net	(6.8)	(7.5)
Net cash provided by operating activities (a)	37.2	30.1

Cash flows from investing activities
Capital expenditures (b)	(51.6)	(74.8)
Proceeds from sale of investments	-	2.5
Net cash used for investing activities	(51.6)	(72.3)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	95.0	103.0
Repayments of senior unsecured credit facilities	-	(48.0)
Issuance costs related to senior unsecured credit facilities	-	(2.5)
Repurchases of common stock	(201.8)	-
Proceeds (repayment) of finance lease obligation and other debt, net	0.1	(0.1)
Dividends paid	(25.0)	(21.1)
Activity under stock plans	(4.3)	2.7
Net cash (used for) provided by financing activities	(136.0)	34.0
Effect of exchange rate changes on cash and cash equivalents	(1.2)	0.4
Net decrease in cash and cash equivalents	(151.6)	(7.8)
Cash and cash equivalents at beginning of period	227.0	112.0
Cash and cash equivalents at end of period	$75.4	$104.2

Supplemental data:
Free Cash Flow (a)+(b)	$(14.4)	$(44.7)
Accrual basis additions to property, plant and equipment	$41.1	$70.5

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2024 and 2023				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$320.7	$264.3	21.3	$(0.6)	$263.7	21.6
Space & Defense	138.9	137.5	1.0	(0.5)	137.0	1.4
Industrial	40.8	52.5	(22.3)	(0.3)	52.2	(21.8)
Consolidated Total	$500.4	$454.3	10.1	$(1.4)	$452.9	10.5

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	64.1	58.2			58.2
Space & Defense	27.8	30.3			30.2
Industrial	8.1	11.5			11.6
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2024 and 2023				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$620.0	$548.8	13.0	$(0.7)	$548.1	13.1
Space & Defense	278.0	263.7	5.4	(0.2)	263.5	5.5
Industrial	74.7	99.5	(24.9)	0.1	99.6	(25.0)
Consolidated Total	$972.7	$912.0	6.7	$(0.8)	$911.2	6.7

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	63.7	60.2			60.3
Space & Defense	28.6	28.9			28.9
Industrial	7.7	10.9			10.8
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2023 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2024 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2024
Net sales to external customers	$408.6	$91.8	$-	$500.4
Intersegment sales	23.9	0.6	(24.5)	-
Total sales	432.5	92.4	(24.5)	500.4

Other operating expense	-	0.2	-	0.2
Operating income (loss)	74.3	13.0	(15.5)	71.8
% Operating margin	17.2%	14.1%		14.3%

Depreciation and amortization	27.3	3.7	-	31.0
Stock-based compensation expense	1.1	0.3	1.9	3.3
Accrual based additions to capital expenditures	18.6	3.9	-	22.5

Second Quarter 2023
Net sales to external customers	$378.5	$75.8	$-	$454.3
Intersegment sales	18.5	0.5	(19.0)	-
Total sales	397.0	76.3	(19.0)	454.3

Other operating expense	0.3	0.2	-	0.5
Operating income (loss)	64.2	6.8	(9.7)	61.3
% Operating margin	16.2%	8.9%		13.5%

Depreciation and amortization	27.5	3.5	-	31.0
Stock-based compensation expense	1.1	0.3	1.4	2.8
Accrual based additions to capital expenditures	12.9	40.8	-	53.7

First Six Months 2024
Net sales to external customers	$788.1	$184.6	$-	$972.7
Intersegment sales	47.2	0.9	(48.1)	-
Total sales	835.3	185.5	(48.1)	972.7

Other operating expense	0.8	0.6	-	1.4
Operating income (loss)	138.0	25.9	(39.2)	124.7
% Operating margin	16.5%	14.0%		12.8%

Depreciation and amortization	54.5	7.5	-	62.0
Stock-based compensation expense	4.2	1.1	11.1	16.4
Accrual based additions to capital expenditures	35.3	5.8	-	41.1

First Six Months 2023
Net sales to external customers	$756.7	$155.3	$-	$912.0
Intersegment sales	37.8	1.5	(39.3)	-
Total sales	794.5	156.8	(39.3)	912.0

Other operating expense	0.5	0.2	-	0.7
Operating income (loss)	137.4	18.8	(32.1)	124.1
% Operating margin	17.3%	12.0%		13.6%

Depreciation and amortization	54.7	7.0	-	61.7
Stock-based compensation expense	4.2	1.1	10.4	15.7
Accrual based additions to capital expenditures	26.0	44.5	-	70.5

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
GAAP operating income	$71.8	$61.3	$124.7	$124.1
Other operating expense (a)	0.2	0.5	1.4	0.7
Non-GAAP operating income	$72.0	$61.8	$126.1	$124.8

	Unaudited
	Quarters Ended June 30,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$50.0	$0.60	$42.5	$0.50
Other operating expense, net of tax (a)	0.2	-	0.3	-
Non-GAAP	$50.2	$0.60	$42.8	$0.50

	Unaudited
	Six Months Ended June 30,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$86.5	$1.03	$85.2	$1.00
Other operating expense, net of tax (a)	1.1	0.01	0.5	-
Non-GAAP	$87.6	$1.04	$85.7	$1.00

	Unaudited
	Six Months Ended June 30
(In millions)	2024	2023
Net cash provided by operating activities	$37.2	$30.1
Less: Capital expenditures	(51.6)	(74.8)
Free cash flow (non-GAAP)	$(14.4)	$(44.7)

(a)
The quarters and six months ended June 30, 2024 and 2023 included restructuring costs.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2024	2023	2023

Current portion finance lease	$0.1	$0.1	$0.1
Total current debt	0.1	0.1	0.1

Senior unsecured credit facility	95.0	-	80.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.5)	(0.7)	(0.8)
Senior notes deferred financing costs	(1.2)	(1.6)	(1.9)
Other debt	1.6	1.7	1.7
Total long-term debt	794.9	699.4	779.0
Total Debt	795.0	699.5	779.1
Less: Cash and cash equivalents	(75.4)	(227.0)	(104.2)
Total debt, net of cash	$719.6	$472.5	$674.9